Exhibit 5.1

mwe.com

August 1, 2022

INX Limited

57/63 Line Wall Road

Gibraltar, GX11 1AA

Gibraltar

Re:   Registration Statement on Form S-8 of INX Limited

Ladies and Gentlemen:

We have acted as special counsel to INX Limited, a Gibraltar private company (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 15,173,911 INX Tokens (the “Tokens”), with each Token representing the rights and obligations set for in Exhibit B of the Token Purchase Agreement filed with the United States Securities and Exchange Commission as Exhibit 4.1 to the Registration Statement on Form F-1 (File No. 001-33332) and declared effective on August 20, 2020 (“Exhibit B”), pursuant to the INX Limited Share and Token Ownership and Award Plan (the “Plan”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements, covenants and certificates of officers of the Company. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, including those set forth in the Plan.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Various matters concerning the laws of Gibraltar are addressed in the opinion of Hassans International Law Firm Limited, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have assumed that (i) the Company is, and on the date of the execution and delivery of the Tokens pursuant to the Plan will be, a company validly existing and in good standing under the laws of Gibraltar; (ii) the Company has, and on the date of the execution and delivery of the Tokens pursuant to the Plan will have, the requisite power and authority to create, execute, deliver and perform its obligations with respect to the Tokens; (iii) the Plan, and the actions contemplated thereunder, have been duly authorized by the Company; and (iv) on the date of the creation and delivery of the Tokens, the Tokens will have been duly created and delivered by the Company.

Based upon the foregoing and subject to the qualifications and provisions set forth herein, we are of the opinion as of this date that the Tokens, when delivered by the Company in accordance with and in the manner described in the Plan, will be valid and legally binding obligations of the Company.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name in the Registration Statement. In giving these consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Sincerely,

/s/ McDermott Will & Emery LLP